Exhibit 4

Our Code of Conduct

lual resp… fidentiality • fairness • corporate responsibility • honouring our trust in you • objectivity

GUIDING PRINCIPLES

respect

honouring our trust in you

integrity

fairness

Table of Contents

Foreword by Gord M. Nixon

Introduction

—       Multiple Jurisdictions

—       Waivers

P R I N C I P L E 1: Upholding the Law

—       Laws, Rules and Regulations

—       Inside Information

—       Copyright

—       Workplace Safety

P R I N C I P L E 2: Confidentiality

—       Client Privacy

—       Employee Privacy

—       Protection of Proprietary Information and Intellectual Property

—       Information Shared with Third Parties

—        Solicitation

P R I N C I P L E 3: Fairness

—       Equal Opportunity

—       Free Competition

P R I N C I P L E 4: Corporate Responsibility

—       Political Contributions

—       Social Responsibility

—       Environmental Responsibility

P R I N C I P L E 5: Honouring our Trust in You

—       Misappropriation

—       Information Technology Use/Information Security

—       Employee as a Client

—       Reporting Breaches of Our Code of Conduct and Other Irregularities and Dishonesty

—       Compliance with RBC Policies, Procedures and Standards

—       Compliance with Instructions

P R I N C I P L E 6: Objectivity

—       Payments, Gifts, Entertainment

—       Conflicts of Interest

—       External Directorships

P R I N C I P L E 7: Integrity

—       Telling the Truth

—       Integrity of Records

—       Employee Character

P R I N C I P L E 8: Individual Responsibility

—       Respectful Workplace

—       Harassment

—       Other Disrespectful and Inappropriate Behaviour

—       Retaliation

Foreword

Dear Colleague,

The very essence of the financial services industry demands that we consistently maintain the highest possible standards of honest and ethical behaviour. In keeping with this objective, RBC has eight Guiding Principles that express these high standards and they form the foundation for Our Code of Conduct.

Our Code of Conduct is integral to the way we do business at RBC, defining who we are and providing all employees with the same frame of reference for dealing with issues that can be both sensitive and complex.

Our Code of Conduct broadly addresses a variety of ethical and legal concerns that many of us face on a day-to-day basis – it does not replace established manuals or policies, nor does it answer many of the specific questions you may have. Our Code of Conduct is established to guide your judgment and to help you better understand the ethical demands and constraints related to your work. Each of us is accountable for putting these principles into practice, demonstrating the character and personal integrity that are a prerequisite for success in every RBC company. Our ability to achieve and to sustain quality earnings in this industry depends upon the trust which each of us earns every day from our clients, colleagues, communities and shareholders.

Please review this document carefully, to ensure that you understand it fully. You play an important role in representing our organization both on and off the job and in advancing our reputation with clients and the public at large.

Gord M. Nixon

President and Chief Executive Officer

Introduction

Based on the eight Guiding Principles established by RBC, Our Code of Conduct is for all RBC companies and applies equally to all employees.

As every employee contributes to the process of compliance, it is your responsibility to familiarize yourself with the contents of this Code and with any of the more detailed policies that may directly affect you or your work.

If, at any time, you are uncertain about the proper course of action, we urge you to discuss your concerns with your manager. Should you feel that this is not appropriate for some reason, you may also contact any of the key contacts listed in the Appendix.

The importance of Our Code of Conduct cannot be overemphasized. Your understanding of it and your cooperation in adhering to it is critical to the integrity of our industry and to maintaining the trust that our clients have placed in RBC. Accordingly, any employee who fails to meet the standards set out in this Code will be subject to corrective or disciplinary action, including immediate or eventual dismissal.

The term “RBC” has been used throughout this document to refer collectively to all RBC companies. In some instances, it may refer to individual employers.

Multiple Jurisdictions

Our Code of Conduct and the eight Guiding Principles govern the actions of every employee regardless of the specific company for which they work and regardless of the legal jurisdiction or location of that company. It extends to every employee in every location worldwide. References to specific regulatory bodies should be interpreted to mean the relevant entity or organization in your jurisdiction.

Waivers

Royal Bank of Canada’s Board of Directors must approve any waiver of a departure from Our Code of Conduct involving a Royal Bank of Canada director or certain executive officers, and any approved waiver must be disclosed publicly in accordance with applicable legal or regulatory requirements and relevant RBC policies. RBC’s Chief Human Resources Officer and Chief Compliance Officer must approve any other waiver of a departure from Our Code of Conduct in accordance with relevant RBC policy.

1. Upholding the Law

Every RBC company and employee will, at all times, abide by the law and respect its intent in the best interests of our clients, employees and shareholders.

Laws, Rules and Regulations

Numerous laws, rules and regulations have been established to govern the operations of financial institutions. RBC companies and employees are subject to, and are expected to comply with, the laws, rules and regulations of all countries in which they operate, as well as the expectations and requirements of our various regulators. These laws include, but are not limited to, banking laws, securities laws and regulations, laws prohibiting the corruption of foreign officials, laws designed to combat money laundering and terrorist financing, as well as lobbying and employment legislation.

We have designed all of our policies and procedures to ensure compliance with these laws, regulations, rules, requirements and expectations. As an employee, your adherence to these policies and procedures is essential to ensuring we fulfill our obligations. In some cases, you will be required to review and understand policies, procedures and other guidance around compliance issues that relate to your job responsibilities and your obligations as an RBC employee. If in doubt, discuss with your manager.

As an employee:

- You are not to take any action that violates any applicable law, rule or regulation. To avoid or minimize legal or compliance difficulties, seek any necessary advice at the onset of your business dealings.

- You have a duty to cooperate with valid internal and external investigations, audits and regulatory examinations in a forthright manner and to provide honest, accurate and timely information.

- You must refer all external authorities requesting information about RBC to your Manager or Global Compliance or RBC Law Group before providing any information in response to the request.

Inside Information

Through your work, you may sometimes be privy to confidential information concerning the affairs of an RBC company, a client, a potential client, a supplier, or other company whose securities are publicly traded on a stock exchange. This knowledge is referred to as “inside information” when two specific conditions are met:

- the information has not been generally disclosed to the public

- the information is “material”

In this situation, “material” refers to information that an investor could consider important in deciding whether or not to buy or sell that company’s stock or securities. Examples might include knowledge of a potential merger or acquisition, a valuable natural resource or scientific/technological discovery, the financial stability of the company, etc.

Possession of inside information is legal – the misuse of it is illegal. Those who have access to inside information should clearly recognize this distinction.

“Tipping” is the act of passing inside information to another person who has no right or need to have it, and it is illegal.

All employees – regardless of their role, level, department or area – are to scrupulously avoid using, sharing or disclosing non-public information about any RBC company, its subsidiaries, affiliates or clients (both current and prospective), except in the legitimate course of doing business.

Policies, procedures, standards and guidelines have been established to limit the potential for the misuse of inside information and to offer protection to you and RBC. You are to refer to the policies, procedures and guidelines that deal with information barriers and compliance issues. If in doubt, seek guidance from your manager.

As an employee:

- You are not to discuss or pass on inside information unless the exchange is necessary for a specific business purpose. Adherence to this practice will reduce the chances of inadvertent tipping. Please refer to the Confidentiality section of this document for further guidance.

- You are not to trade in stock or securities, or recommend or advise others to do so, on the basis of inside information you have acquired through your job. It is unethical and usually illegal.

- Before investing in RBC securities, employees are to familiarize themselves with our policies, procedures and guidelines on personal trading, including insider trading laws and RBC securities trading policies, as well as the effect that the perception of wrongdoing may have. If you have any doubts, do not trade.

- Executive officers and other “insiders” identified by RBC are to refer to RBC’s Inside Information and Information Barriers Policy and Personal Trading Policy for reporting instructions for further guidance. Directors of Royal Bank of Canada are to refer to the Insider Trading and Reporting Policy and Procedures for Directors of Royal Bank of Canada. Non-executive directors of subsidiaries of Royal Bank of Canada who are not otherwise officers, employees or directors of Royal Bank of Canada, are to refer to the Policy on Inside Information and Personal Trading for Non-executive Directors of Subsidiaries of Royal Bank of Canada.

Copyright

Most printed, broadcast, recorded material and software, including RBC’s name, logo and other RBC trademarks, are protected by copyright laws. The prior approval of the copyright holder may be required before making copies of such material. If in doubt, consult guidelines issued by the RBC Law Group or contact the RBC Law Group.

As an employee:

- You are required to follow the specific terms of the licensing agreement issued by the publisher of any computer software program used in the course of business or on a computer owned by an RBC company.

- You must exercise care when making copies of printed or recorded material and software, and you are to respect any prior approval requests required by the copyright holder.

- Under no circumstances, are you to:

•	install or use any software not licensed for use by RBC companies on any company-owned computer

•

copy software programs licensed to RBC companies for use by others, except as permitted by the copyright or licensing agreement. The use of any copies is to strictly comply with the licensing agreement and RBC guidelines

•	use RBC’s name or logo to identify yourself in non-business social media forums

Workplace Safety

Safety and health in the workplace is a shared responsibility of RBC, managers and employees. Managers are responsible for ensuring that employees are aware of any potential work hazards, are trained in safe work practices and are expected to comply with the safety and health laws, rules and regulations of the country in which they operate. All employees are to take every reasonable and necessary precaution to ensure personal safety and health as well as that of their colleagues.

Management approval is to be obtained before alcohol can be served on company premises. At any function or event sponsored by an RBC employer at which alcohol is served, the senior officer hosting the event is to ensure that all applicable permits have been obtained and that employee safety is maintained.

As an employee:

- You are not to possess or use illegal drugs on company premises under any circumstances, nor are you to be under the influence of illegal drugs or misuse prescription drugs. You are not to encourage, persuade, or coerce a fellow employee to engage in illegal drug use, sell or transfer prescription medication, or in any way contribute to such use, either on or off company premises.

- You are not to threaten, intimidate or endanger anyone associated with RBC, either verbally or through your actions.

- You are not to have a weapon of any kind in your possession while on company premises. This includes handguns, rifles, knives, explosives, or any other dangerous implement or material. RBC employers may require any person in possession of such an item to leave the property immediately.

2. Confidentiality

Clients and employees have a right to privacy and to the security of their personal information. RBC companies and employees will respect and preserve this right.

Client Privacy

Respect for the privacy rights of clients is a fundamental principle in the financial services industry. As such, you are expected to have a thorough knowledge of our Enterprise Privacy & Information Risk Management Policy.

As an employee:

- You are to comply with the Enterprise Privacy & Information Risk Management Policy at all times and respect the confidentiality of client information.

- You are to safeguard and handle client information with care at all times in accordance with RBC’s Client Privacy View.

- If, in your position, you have access to client information from more than one RBC company, you are to ensure that proper client consent is in place before sharing that information with member companies.

Employee Privacy

Employees have the right to privacy as well. Many employees have both an employment relationship as well as a client relationship with RBC companies. Personal information about you as a client is confidential and is treated in the same manner as any other client. As with any other client, cross-referrals or product/service promotions require your prior written consent. Similarly, personal information about you as an employee is confidential. Any sharing or use of this information for client-related purposes needs your prior consent.

As an employee:

- Any inquiries you may receive about an employee or requests for employee information – including those concerning former employees – is to be handled in strict compliance with our Employee Privacy View.

Protection of Proprietary Information and Intellectual Property

Certain information concerning the plans, methods, practices and activities of RBC companies is proprietary and classified either as Restricted, Confidential or RBC Internal. Such information is to be protected in keeping with RBC’s Information Handling Scenarios View.

Client lists and information (i.e. computer/electronic files, paper records, etc.) are the property of RBC.

Intellectual property, including inventions, improvements, works of authorship, developments, concepts or ideas, data, processes, computer software programs, and discoveries, created by employees during their employment belongs to and remains the exclusive property of RBC.

As an employee:

- You are not to access, use or disclose any Restricted, Confidential or RBC Internal information about an RBC company without the proper authorization. Requests for this type of information are to be forwarded to your manager who, if necessary, will direct it to the appropriate corporate function.

- You are not to remove any proprietary information from company premises without permission from your manager.

- You are not to give testimony about RBC or general industry policies or business practices in a legal proceeding not involving RBC as a party without prior authorization from the Law Group.

- Should you leave the service of an RBC employer, you are obliged to continue safeguarding the privacy of both clients and employees, and to protect the confidentiality of the company’s business indefinitely. Specific client information – including names, lists, profiles, data, etc. – is not to be used in subsequent employment situations. Any client or proprietary information you have in your possession is to be returned to the organization when you leave.

- Should you leave the service of an RBC employer, any intellectual property you create for RBC or while using RBC resources remains RBC’s exclusive property.

Information Shared with Third Parties

In the course of regular business activities, RBC companies frequently enter into arrangements with a variety of outside parties including vendors, suppliers, service providers, etc., often resulting in the exchange of information.

As an employee:

- You are to share Restricted, Confidential or RBC Internal information only in accordance with RBC’s Information Handling Scenarios View. Similarly, you are not to share any confidential information about an outside party (vendor, supplier, service provider, etc.) except to satisfy the obligations outlined in the arrangement. Once again, this information is only to be shared with those who need to know.

Solicitation

Employees should be able to enjoy a work environment where others do not unduly solicit them on issues unrelated to their legitimate work.

As an employee:

- You are not to solicit employees for non-RBC-related business on company premises without first receiving approval from your manager.

3. Fairness

In all our dealings, we strive to treat people fairly, carefully weighing our responsibilities to all stakeholders. Business relationships – whether cooperative or competitive – will be pursued freely, fairly and openly.

Equal Opportunity

RBC companies are committed to promoting equal opportunity in all dealings with employees, clients, suppliers and others.

RBC companies abide by the non-discrimination or human rights legislation in the various jurisdictions where we operate. These laws often prohibit discrimination on various grounds, with some examples being race, colour, religion/creed, age, gender, marital status, sexual orientation and disability. This is not a complete list and managers and employees are required to be familiar with those that apply in their jurisdiction.

Where laws do not prohibit discrimination, or where they allow for differential treatment, RBC companies are still committed to non-discrimination principles and will ensure that they do not operate in a way that simply continues stereotypes or establishes barriers. An example of where differential treatment may be necessary could be where a sound legitimate business need exists and where accommodations cannot effectively address the business need and the individual. If in doubt, seek guidance from Human Resources or the Law Group (refer to key contacts).

RBC employers will also respect and accommodate the diversity of their clients and workforce when determining appropriate dress codes.

As an employee:

- You are not to engage in discriminatory practices that are contrary to applicable laws or the policies, procedures and standards established for RBC companies.

Free Competition

RBC companies are committed to free competition and do not support any agreements, actions or concerted practices that restrict or impede fair competition. It is recognized that this is a complex area, particularly for sales and front-line staff. Employees who work in a sales function should familiarize themselves with policies on tied selling and associated compliance manuals and instructions.

As an employee:

- You are to avoid any collusive, anti-competitive discussions and/or agreements with competitors.

- You are to use only fair and honest sales and negotiating methods. At the same time, you are to avoid any sales practices that could be misconstrued as an attempt to impose undue pressure on or coerce a client into obtaining a product or service from an RBC company as a condition of closing a sale.

- If in doubt, you are to seek guidance from your manager, Global Compliance or the Law Group.

4. Corporate Responsibility

It is our duty as a corporate citizen to add value to society while earning a profit for our shareholders. RBC companies take responsibility for the effects of their actions, both social and economic.

Political Contributions

RBC companies will make only those contributions permitted by law to a political party, candidate, or campaign and only as an expression of responsible citizenship – not to “purchase” favours or to gain improper advantage. Contributions to political parties, riding associations, and candidates are not included in the corporate philanthropy program. Head Office decides on and reports such contributions separately for RBC companies.

Employees are encouraged to take their citizenship seriously and to participate in general political processes such as school board, municipal, provincial and/or federal elections, etc.

As an employee:

- You are not to make political contributions in the name of an RBC company unless you are specifically and explicitly mandated by the company to do so.

- Should you choose to become involved in political activity, you do so on your own behalf and not as a representative of RBC. You are not, in any way, to use your affiliation with RBC in a marketing fashion.

Social Responsibility

RBC companies accept responsibility and are accountable for the social and economic effects of their business actions and decisions.

As an employee:

- You need to recognize and conscientiously evaluate these factors whenever you make a business decision. If in doubt, seek the assistance or advice of a senior manager.

Environmental Responsibility

RBC companies believe human welfare depends upon sound economic growth and the maintenance of a healthy environment. We are committed to managing our businesses to promote these aims.

As an employee:

- You need to manage all aspects of your work to ensure environmental laws and recognized standards are met or exceeded.

5. Honouring Our Trust in You

The funds, property, information and services entrusted to our care belong to RBC companies and their clients alone. Using these assets carelessly, inappropriately, or for personal gain is a violation of this trust.

Misappropriation

RBC companies are obliged to safeguard the assets of their clients and member companies at all times, and to protect them from all forms of misuse.

Terms used to describe misappropriation might include theft, fraud, embezzlement, unauthorized “borrowing”, or “kiting” (taking advantage through any means of the time delay required for a cheque to clear at one financial institution and be charged back to another) or obtaining funds through false pretences such as depositing a cheque known to be NSF (Non-Sufficient Funds) or making an “empty envelope deposit” in an Automated Banking Machine.

As an employee:

- You must not, under any circumstances, misappropriate funds, property or other assets, or knowingly assist another individual to do so. Similarly, you are not to convert any assets that do not belong to you, or use them for the benefit of yourself or anyone other than the rightful owners. You are not to knowingly assist another in this pursuit.

- If you have access to a company expense account, you are to claim only those expenses that are eligible for reimbursement under RBC’s expense guidelines. Intentional use of expense accounts for personal purposes represents misappropriation of company funds.

Information Technology Use/Information Security

RBC provides employees with equipment and access to systems, technology, the Internet and information about RBC and its clients as tools to support its business needs. All equipment, systems, technology and information provided by RBC remain the property of RBC. RBC monitors employees’ access to and use of systems and technology, including Internet use and electronic mail.

As an employee:

- You are required to follow RBC policies, procedures and standards relating to Information Technology, Information Security and Privacy. Any observed or suspected Information Technology, Information Security or Privacy incidents or lapses are to be reported promptly to your local information security or technology department or other responsible unit.

- When using RBC equipment, you must not access, transmit or download games or obscene or offensive material, nor, except for the occasional incidental use, use the Internet or electronic mail for personal reasons.

Employee as a Client

As a result of their employment with RBC companies, some employees have access to cash, negotiable instruments, systems and processes which are not available to regular clients.

As an employee:

- Any personal business or transaction of yours, or of someone with whom you are personally associated, including friends and relatives, is to be handled at arm’s length, and on a strictly “business/client” basis. You are to ensure that all personal transactions are handled by another employee according to standard operating procedures and that they receive the same treatment and scrutiny as any normal client transaction.

Reporting Breaches of Our Code of Conduct and Other Irregularities and Dishonesty

Employees also share responsibility for ensuring that honesty and integrity prevail within the workplace, and for protecting the rights and assets of clients and the reputation of RBC companies.

You will be protected from any adverse repercussions arising from reporting irregularities in good faith.

As an employee:

- If you become aware of any dishonest or illegal activities, of any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest, of the falsification of records or returns by another employee, of any breach or material waiver of this Code of Conduct, or of any other serious infraction that has occurred either inside or outside the company, you must promptly report the facts to your manager, to senior management or to any of the key contacts, each of whom is then required to report the issue through the Code of Conduct Centralized Reporting Process. Should you wish to report anonymously, you may use the RBC Reporting Hotline to do so (see key contacts for information regarding the RBC Reporting Hotline).

- At the same time, anything unusual that you might notice about a client’s affairs that could affect an RBC company is also to be promptly reported to your manager, to senior management or to any of the key contacts listed in the Appendix.

- If you are unsure of the proper course of action, or are uncomfortable or unable to talk to your manager, you are required to bring your concerns to the attention of any of the key contacts listed in the Appendix.

- Employees must not take any retaliatory action against another employee for making a report in good faith under this provision of the Code of Conduct.

Compliance with RBC Policies, Procedures and Standards

Employees of RBC companies are expected to perform the work they have been assigned and as requested, consistent with the authorities they have been granted and with the applicable policies, procedures and standards.

As an employee:

- You are expected to work within the boundaries of what you have been authorized to perform such as lending, signing, delegated authorities, and comply with policies, procedures and standards relevant to your job responsibilities.

Compliance with Instructions

Employees of RBC companies are expected to comply with instructions provided by their supervisors.

As an employee:

- You are expected to comply promptly with all instructions received from a supervisor, unless the instruction specifically violates a law, regulation or RBC policy, procedure or standard, or could result in an out-of-the-ordinary health or safety risk.

6. Objectivity

The judgments we make as employees will be independent of personal interests arising from other business dealings or obligations created by social relationships or personal favours.

In general, employees should consider all of the following factors in making business decisions:

- is this legal

- is this fair, ethical and moral

- would RBC’s reputation be negatively impacted if this situation became public knowledge

- would clients, fellow employees or third parties perceive this situation as a conflict of interest

Payments, Gifts, Entertainment

Employees are encouraged to consider the motive behind business gifts and entertainment. Employees are to ensure that the practice is done only in the spirit of business courtesy and relationship management and in no way creates an environment where one party feels a sense of obligation to the other party or creates a real, potential or perceived conflict of interest. A modest value of approximately 100 local currency should be applied in assessing what is acceptable to give or to accept. Gifts in the form of cash, bonds or negotiable securities, in any amount, may not be accepted or given.

The value of business entertainment can sometimes exceed the guideline above, since some commonly accepted business invitations include, for example, event tickets (i.e. sports, arts, etc.). Therefore, in the case of business entertainment only, if the value is likely to exceed the value of 100 local currency, the entertainment must still be considered moderate, must in no way create a sense of obligation or real or perceived conflict of interest, and is to be of a style or value commonly accepted for business occasions. If in doubt, as to what is considered acceptable, seek guidance from your manager prior to accepting or extending an invitation.

The same considerations apply for payments, gifts or entertainment provided to employees as well as to those personally associated with employees, including friends or relatives, where the motive could be perceived as attempting to influence the employee.

As an employee:

- You are to familiarize yourself with RBC’s enterprise-wide Policy on Gifts and Entertainment.

- You are not to be involved in any act that could be interpreted as seeking, receiving or dispensing a bribe, kickback or questionable payment. It is unethical and generally illegal.

- You may supply or accept modest gifts, favours, entertainment or services provided they:

•	do not consist of cash, bonds, or negotiable securities

•	are unlikely to be interpreted as a bribe or other improper payment

•	conform with generally accepted ethical and legal standards as well as public disclosure requirements

•	are reasonably considered customary and usual business practice

•	will not embarrass RBC or the recipient

•	meet the requirements of RBC’s Control Standards for Gifts and Entertainment

Conflicts of Interest

Even the slightest impression of an impropriety or conflict of interest can have a devastating effect. Employees are encouraged to familiarize themselves with the types of situations that could give rise to a perception of a conflict of interest and to handle themselves accordingly. Employees must report any real, potential or perceived conflict of interest situation to their manager.

Employees should also refer to “Inside Information” in the section entitled Upholding the Law.

As an employee:

- Your primary business loyalty must be to RBC. You are to avoid any situation that could result in a real, potential or perceived conflict of interest.

- Any decision made by you in the course of your work is to be:

•	made in an objective manner

•	based solely on the best interests of RBC

•	unaffected by any consideration of personal gain for you or for anyone personally associated with you including friends and relatives

- You are not to approve a product, service request or transaction for yourself or for any client with whom you are personally associated, including friends and relatives. These decisions are to be referred to your manager or through other approved channels. Personal transaction processing for investment advisers within the broker/dealer environment and insurance advisers in the insurance environment may be subject to different considerations. For guidance consult with your compliance group or applicable guidelines.

- Neither you nor members of your immediate family are to acquire any assets or property from a client’s estate, either directly or indirectly, nor to accept executorships (paid or unpaid) for the settling of a client’s estate, unless you can clearly demonstrate that the assets, property or executorship appointment is totally independent of your employment status. Your business unit or functional compliance officer or group is to be consulted in making this determination.

- You may accept other employment while employed by an RBC company providing it:

•	is legal

•	is not with a competitor

•	will not result in a conflict of interest

•	will not interfere with your work performance at RBC

- You may work in the same unit or department with someone with whom you are personally associated, including friends and relatives, providing it will not result in a potential security risk or a conflict of interest. As direct reporting relationships may more easily constitute a conflict of interest, employees who are in a direct reporting relationship with someone with whom they are personally associated are to disclose the relationship in keeping with RBC’s Conflicts of Interest policy. Reporting relationships involving investment advisers in the broker/dealer environment may be subject to different considerations. For guidance, consult your compliance group or applicable guidelines.

External Directorships

Employees who are invited to sit on the boards of external organizations or to accept other appointments may do so, providing they observe the established RBC policies and procedures, including obtaining any necessary approvals.

For publicly traded, private for-profit, or venture capital entities/organizations, even where the organization or entity is connected to an RBC company, refer to the policy for required process and approvals.

For not-for-profit organizations, review and approval by Management is required prior to accepting the Directorship.

As an employee:

- Before you accept a directorship or similar appointment, you are to obtain approval in accordance with RBC’s Conflicts of Interest policy, control standards for Outside Activities and External Directorships and have the prior approval of your manager.

- If you are a member of a public or quasi-public decision-making body such as a school board or town council, you should recognize that these institutions are often consumers of financial services and may be actual or potential clients of RBC companies. You are cautioned to assess the potential for a conflict of interest before accepting and:

•	declare any such conflict to the institution and your manager

•	carefully judge whether your employment warrants your voluntary withdrawal from any deliberations on the placement of the institution’s financial business

7. Integrity

Our word is our bond. As representatives of RBC companies, we tell the truth in all our communications and do not mislead by commission or omission.

Telling the Truth

Employees should evaluate all communications for which they are responsible, including sales representations and advertising, and ensure information is true and does not mislead the public, either directly or indirectly.

As an employee:

- You are to tell the truth in all communications, making every reasonable effort to provide full, fair, accurate, timely, and understandable disclosure in reports, documents and communications, and to avoid errors, omissions, or misunderstandings in statements issued on behalf of RBC.

Integrity of Records

The books and records of RBC companies are to be maintained with scrupulous integrity and are to accurately reflect all business dealings.

As an employee:

- You are to ensure that all transactions, documents, agreements and dealings are recorded and maintained in an accurate and timely manner, and that such records are managed in accordance with records management policies.

- No employee, officer or director should ask or encourage another person to report anything other than truthful and accurate financial or other information.

Employee Character

The cornerstone of financial services is trust. RBC companies require employees whose integrity is beyond reproach.

As an employee:

•

You are to avoid any conduct or association – either inside or outside of work – which could bring your honesty, integrity or trustworthiness into question, or which could be detrimental to RBC’s security or to its reputation within the community.

•

When representing yourself as an RBC employee – inside or outside of work, verbally or in writing – you must not conduct yourself in any way that would tarnish RBC’s image and reputation, and must comply with the Code of Conduct and any relevant RBC policies, procedures, and standards.

8. Individual Responsibility

As responsible women and men, we treat each other with respect. Our working relationships are based on candour, openness and our commitment to empower others rather than to exploit them.

Respectful Workplaces

RBC is committed to maintaining workplaces characterized by professionalism, and respect for the dignity of every individual with whom its employees interact. RBC expects each employee to respect the diversity of other employees, clients and others with whom they interact, respecting differences such as gender, race, colour, age, disability, sexual orientation, ethnic origin and religion. RBC does not tolerate harassment, other disrespectful and inappropriate behaviour and retaliation, as our employees have every right to work in an environment that is free from such conduct.

RBC has policies designed to prevent harassment, other disrespectful and inappropriate behaviour and retaliation and all RBC employers will take every reasonable measure to ensure a respectful workplace. Likewise, RBC expects that all employees take personal responsibility for their interactions, communications and behaviour to maintain a respectful workplace.

Any complaints of harassment, other disrespectful and inappropriate behaviour and retaliation are promptly, thoroughly and impartially investigated.

Harassment

Harassment is any kind of unwelcome behaviour that has the effect of creating an offensive, hostile or intimidating work environment or unreasonably interfering with an individual’s work performance. It interferes with a climate of understanding and mutual respect for the dignity and worth of each person, thereby undermining the integrity of the employment relationship and eroding morale.

Other Disrespectful and Inappropriate Behaviour

Like harassment, other disrespectful and inappropriate behaviour creates an offensive, hostile and intimidating work environment affecting employee morale and performance.

Retaliation

RBC prohibits retaliation of any kind against an individual for making a complaint in good faith, providing information in connection with an investigation, or as a result of the resolution of the complaint. Likewise, retaliation against individuals who have exercised their legal rights is prohibited.

As an employee:

- Under no circumstances are you to engage in harassment, or disrespectful or inappropriate behaviour toward a fellow employee, client or others with whom you are interacting for the purposes of RBC’s business.

- You must not display obscene or offensive material in any RBC workplace.

- You may lodge a complaint of harassment or other disrespectful or inappropriate behaviour against an employee, a client or a supplier of an RBC company through one of the key contacts. Should you so desire, you may also lodge a complaint through regulatory channels, e.g. Human Rights Commission.

Publication Date: December 9, 2011